Ablest Inc.

Great Plains Proposal

Aaron Butler
IDEAL Consulting, Inc.
2803 W. Busch Blvd., Suite 200
Tampa, FL 33618
(813) 933-2400 x.2254
abutler@idealconsulting.com

Ablest Inc.
Proposal for Great Plains Implementation
EXECUTIVE SUMMARY
Ablest Inc. (AI) provides staffing solutions, managed services, and vendor-on-premise programs in the eastern and southwestern United States. Its Staffing solutions include clerical, industrial, information technology, finance, and accounting personnel provided through Ablest Staffing Services, Ablest Technology Services, and Ablest Finance and Accounting. The company was established in 1978 and is headquartered in Clearwater, Florida.
AI has requested a proposal for Great Plains from IDEAL Consulting, Inc. (IDC) for the following modules: Business Intelligence Foundation Layer, 19 additional professional users, 170 additional portal users, General Ledger, Account Level Security, Bank Reconciliation, Electronic Bank Reconciliation, Payables Management, Safe Pay, Fixed Asset Management, FRx Professional Upgrade which includes 4 designer users, 10 FRx WebPort users, 8 FRx Drill Down Viewers, 2 FRx Report Launchers, FRx Currency Translator, and FRx Report Server, as well as 6 additional 10 packs of FRx WebPort viewers, Human Resources (up to 500 employees), Payroll (up to 500 employees), Human Resources Self Service Suite, Project Accounting with Time and Expense, SmartList Builder, Great Plains Extender, eConnect Core, Merit Solutions SOX Suite for 20 users, Modifier with VBA, and the Standard Plan B. Additional modules from Integrity Data include PTO Manager, Deductions in Arrears, and Payroll to Accounts Payable Integration. Additional modules from Mekorma include MICR Check Encoding for Accounts Payable and Payroll. The first year maintenance has been included as well.
SCOPE OF WORK
The scope of this proposal includes the installation of Great Plains as defined in Exhibit “B” Implementation and Training Costs, is subject to those criteria, and the assumptions defined herein. IDC will install the software on hardware that meets the minimum requirements defined by Microsoft for a like solution and assist with the setup of those modules specifically identified in Exhibit “B” Software section.
Assumptions:
•	AI will have adequate hardware and software configurations to meet the minimum requirements for all products listed in Exhibit B

•	An integration from the staffing system to the Great Plains General Ledger is included in this scope of work

•	Included in this scope of work is a custom application that will allow the importing of resumes into Great Plains HR module

•	Included are one (1) balance sheet and one (1) profit and loss statement. As well as the formatting for the payables and the payroll check. It is assumed that once proper training has occurred AI has the appropriate staff to write and compile an unlimited number of financial statements and reports using the many reporting tools provided in this proposal

•	Historical data conversion is included in this proposal. See Exhibit B.

•	IDC will assist with the exporting of tax data to a format which is required by Ceridian, whom handles all tax reporting and filing. AI will provide the format required.

•	Data conversion will consist of detail from General Ledger, Accounts Payable, and Payroll from 12/31/2000 to 12/31/05 and summary General Ledger from 1995-1999

IDEAL Consulting, Inc.
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•	IDC will create a SQL data inquiry tool for 3000 vendors, 2000 FTE, inactive and active, and 4000 vendors

•	The Project Accounting module will be used to track internal projects as well as a vehicle for employees to submit their expenses online
     NOT INCLUDED IN THIS SCOPE OF WORK:
•	Any customizations to the existing software

•	Business process mapping or re-engineering

•	Risk identification and analysis

•	Customized Procedures manual

•	Any infrastructure services for hardware, platform software, or configuration (those will be provided in a separate proposal)
BILLING PROCEDURES
IDEAL Consulting requires the following billing procedures:
•	Software and Hardware Sales: 100% of the price of the product including sales tax and related delivery expenses is due prior to the order of the product and upon ratification of this agreement. This software is licensed not sold. Licenses are not refundable.

•	Professional Services and Consulting: Fees for Professional Services and Consulting are estimates based on the assumptions and information contained herein and therefore will be billed on an actual time and materials basis at the rate and frequency described in Exhibit “A”.
This quote does not include amounts due for shipping or sales taxes. Leasing is available.
PROJECT CHANGE PROCEDURE
It may be necessary to amend the Scope of Work for reasons including, but not limited to, the following:
•	Discretionary changes to the project schedule

•	Discretionary changes in the scope of the project

•	Non-availability of products or services which are beyond IDEAL Consulting’s control

•	Environmental or architectural impediments not previously identified

•	Lack of access to client personnel or facilities necessary to complete the project
In the event that a change to the Scope of Work is necessary, the following process will be followed.
•	A request for change will be communicated in written form to IDEAL Consulting or the client Project Manager. The request must describe the change, reasons for the change, and the effect the change will have on the project, which may include scheduling changes, pricing, etc.

•	The designated Project manager of the requesting party will review the proposed change and determine whether to submit the request to the other party.

•	Both parties will review the proposed change and approve it or reject it. Both parties will sign the request for change, indicating the acceptance of both parties to the changes, which may affect pricing, schedules, and contractual commitments. Pricing changes will be provided to the client utilizing IDEAL Consulting’s standard proposal format.

IDEAL Consulting, Inc.
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•	Upon acceptance of the change request by both parties, the scope of work and costs will be modified appropriately, and the changes will be incorporated into the project.
PROPOSAL ACCEPTANCE
Our best effort has been made to provide you with an accurate proposal based on the information discussed. Any modifications to the above identified deliverables may result in additional costs and extended timelines for project completion.
By signing below, both parties agree to begin the Project as outlined in this document. This document will serve as the initial Assignment Order. Any changes to the Scope for this Project will be done in writing and agreed to by both parties. The foregoing is agreed to by:

IDEAL CONSULTING, INC.		Ablest Inc.

By:	/s/ Chris Milan	By:	/s/ W. David Foster

Name:	Chris Milan	Name:	W. David Foster

Title:	Chief Operating Officer	Title:	Vice Chairman

Date:	September 30, 2005	Date:	September 30, 2005

IDEAL Consulting, Inc.
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Professional Services Agreement
This Agreement is made between Ablest Inc., having its principal place of business at 1901 Ulmerton Road, Suite 300, Clearwater, FL, 33762 (hereinafter referred to as “Client”) and IDEAL Consulting, Inc., a Florida corporation having its principal place of business at 2803 West Busch Boulevard, Suite 200, Tampa, FL 33618 (hereafter referred to as “IDEAL”). Throughout this Agreement the terms “you” and “your” refer to the Client named above, the terms “we,” “us,” and “our” refer to IDEAL, and the term “parties” refers to both Client and IDEAL together.
1.	This Agreement outlines the terms of professional services and automation products provided by IDEAL to Client. Professional services deemed necessary by IDEAL shall be provided to implement any and all projects, tasks, or automation processes requested orally or in writing from time to time by Client. These services shall be provided at the hourly rates outlined on the attached Exhibit “A”, depending on the staff member providing the service. Notice of changes to rates shall be provided to Client at the above address prior to those rates going into effect. Products shall be provided at IDEAL’s current list prices or if a special order item, at reasonable prices to Client.

2.	The actual performance of the services, and delivery of the software, services and computing equipment, described in this Agreement, if any, shall commence upon the acceptance of this Agreement and payment of any deposit or retainer, if required. If this Agreement is executed by IDEAL and sent to Client but is not executed by Client and returned to IDEAL before IDEAL commences performing services for Client, it is specifically understood and agreed that all terms and conditions of this Agreement shall apply and control all work performed by IDEAL for Client. All dates for performance are estimates and are based upon prompt receipt of all necessary information and assistance. IDEAL shall use its best efforts in performing the services described in this agreement. These services are outlined on the attached Exhibit “B”

3.	Client shall provide payment in full for software products included on the attached Exhibit “B” before services are delivered.

4.	Should Client not prepay services, services shall be billed at IDEAL’s option either upon delivery or a regular interval no less frequently than semi-monthly. Terms are payable upon receipt. The Client’s balance for services delivered shall, in no event, be more than $10,000. Past due balances in excess of forty-five (45) days shall accrue finance charges at the rate of 1.5% per month, or the highest rate permitted by law, and shall be reflected on Client’s monthly statement. In the event that a balance due is part of a disputed amount no finance charges will be applied to the disputed amount. IDEAL reserves the right to delay or suspend its services to Client in the event that Client has a past due balance with IDEAL or should the amount due for services be more than $10,000. Client understands that its obligation to pay for IDEAL’s services constitutes an independent duty, and as such, Client agrees not to make any set-off against amounts owed to IDEAL.

5.	Client agrees to pay all applicable sales and other taxes, duties, permits or similar costs. If Client is tax exempt, all necessary certificates and documentation must be submitted with this Agreement. Client agrees to indemnify, defend, and hold harmless IDEAL against liabilities for such taxes, duties, permits or costs and related penalties, interest or other costs (including attorneys’ fees) and for any claims, losses or liabilities (including attorneys’ fees) relating to this Agreement, IDEAL’s services, or the products delivered pursuant to this Agreement.

6.	Client agrees to make payments per this Agreement and if it fails to do so, agrees to pay all costs of collection including legal fees, pre and post judgment interest at the rate of 1.5% per month and all other additional costs of collection whatsoever incurred by IDEAL.

IDEAL Consulting, Inc.
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7.	Client agrees to cooperate with IDEAL during the provision of the services provided herein by making the necessary members of your staff available to work with IDEAL’s consultant(s). If services are performed at Client’s place of business, Client agrees to provide to IDEAL’s staff, at no charge, access to Client’s computers (if required), office space and facilities commensurate with that which you provide to your own staff.

8.	Either party may terminate this Agreement effective upon ten (10) days written notice thereof to the other party. All outstanding balances and all charges for hardware and software (including work-in-progress) and for professional services delivered by IDEAL to Client up to the date of termination shall be due and payable upon termination.

9.	IDEAL represents and warrants that its services shall be provided in a professional manner. IDEAL MAKES AND CLIENT RECEIVES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, WITH RESPECT TO HARDWARE, SOFTWARE OR ANY OTHER ITEMS INSTALLED BY IDEAL (COLLECTIVELY “PRODUCTS”). CLIENT AGREES THAT ITS SOLE RECOURSE WITH RESPECT TO NON-PERFORMING OR DEFECTIVE PRODUCTS SHALL BE WITH THE MANUFACTURER OR PRODUCER OF SUCH PRODUCTS. IDEAL SHALL HAVE NO LIABILITY FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION, CLAIMS FOR PERSONAL INJURY OR PROPERTY DAMAGE ARISING IN TORT) EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE LIABILITY OF IDEAL TO CLIENT EXCEED THE AMOUNT PAID BY CLIENT TO IDEAL.

10.	The providing or transfer of any computer software by IDEAL as provided for in this proposal shall only be a non-exclusive license in accordance with the provisions of the standard license agreement of the third party vendor and not IDEAL.

11.	In the event there are defects in System Software provided by third party vendors to IDEAL that delay installation or cause other detrimental consequences, the Client’s remedies shall be solely against the third party software vendor.

12.	Client acknowledges that some or all of IDEAL’S services under this Agreement may include working on or with products installed and/or work performed by others or by Client itself. Notwithstanding any other provision of this Agreement, Client agrees that IDEAL has no responsibility whatsoever with respect to products provided to Client or work performed for Client by others or by Client, and that client’s rights with respect to any such work or products, or any claims arising from or related to such work or products, are against the entity or entities that performed the work or provided the services only. It is the intention of the parties that IDEAL’S sole responsibility under this Agreement is for work, labor and services performed by IDEAL as set forth in this Agreement, and that to the extent Client claims that another entity or entities’ products or work give rise to any claims of whatsoever nature, such claims may not be brought against IDEAL.

13.	Neither the failure nor any delay on the part of IDEAL to exercise any right, remedy or power of privilege under this Agreement shall operate as a waiver thereof. Nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power of privilege with respect to any other occurrence.

14.	Except for the obligation to make payments as described herein, neither party shall be in default if failure to perform any obligation under this Agreement is caused by supervening conditions beyond that party’s control, including acts of God, civil commotion, strikes, labor disputes, terrorism and governmental demands or requirements.

IDEAL Consulting, Inc.
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15.	All notices, requests, and demands required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when sent by United States mail, postage prepaid or by nationally recognized overnight carrier, addressed to the parties as set forth above, or by facsimile transmission. Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with provisions of this paragraph for giving notice.

16.	Client and IDEAL shall protect each other’s confidential information disclosed in connection with the performance of the work described in this Agreement, including all technical information previously supplied or to be supplied by IDEAL to Client under this Agreement. Disclosure of confidential information can cause irreparable harm, and at any time either party may seek and obtain injunctive relief as well as monetary damages to stop the dissemination of confidential information and provide economic relief for damage that has occurred. IDEAL shall have the right to disclose that it has been engaged by the Client, and further, to disclose the general nature of the work performed only as it applies to performing the services contracted. IDEAL shall not make any public disclosures for the purpose of advertising or marketing without the prior written consent of the client.

17.	Client agrees that the staff and employees of IDEAL have been provided with highly technical training and that it would suffer significant harm if Client were to employ any such staff member or employee. Client specifically agrees that it shall pay to IDEAL at the time of hiring such member or employee an amount equal to all compensation paid to such staff member or employee in the prior twelve months if a staff member or employee is hired by Client or an affiliate of Client within six months after leaving the employ of IDEAL, with a minimum amount being $50,000.

18.	In the event that at any time during the term of this Agreement a disagreement, dispute, controversy or claim should arise out of, or relating to, the interpretation or performance under, this Agreement, or the breach or invalidity thereof, the parties shall attempt in good faith to resolve their differences. Any dispute, which is not resolvable, by the parties shall be referred to binding arbitration in Tampa, Hillsborough County, Florida in accordance with the then applicable rules of the American Arbitration Association and judgment on the award may be entered in any court having jurisdiction thereof. The prevailing party in any dispute shall be compensated for all attorney’s fees and associated costs by the other party.

19.	The relationship between the parties is that of an independent contractor for all purposes, and the parties understand and agree that neither shall be involved in the management or operations of the other.

20.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and respective successors and assigns. Client may not assign or transfer its rights or obligations under this Agreement without the prior written consent of IDEAL.

21.	This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Florida.

22.	The provisions of this Agreement are independent of and separable from each other, and no provisions shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

23.	This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, expressed. The terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms other than by an agreement in writing. This includes information provided in the Proposal presented to you.
24.	This Agreement may be amended or modified in writing at any time by mutual agreement of the parties.

IDEAL Consulting, Inc.
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IN WITNESS WHEREOF, the parties have caused this Agreement to become their binding agreement by execution of their duly authorized officers as of the day and year set forth below.

	IDEAL Consulting, Inc.		Ablest Inc.

By:	/s/ Chris Milan	By:	/s/ W. David Foster

	Authorized Representative		Authorized Representative

Name:	Chris Milan	Name:	W. David Foster

Date:	September 30, 2005	Date:	September 30, 2005

Title:	Chief Operating Officer	Title:	Vice Chairman

This Agreement is not valid if signed copy is not received by IDEAL by September 30th, 2005

IDEAL Consulting, Inc.
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Exhibit “A”
Fee Schedule / Billing Terms and Conditions
BASICS:
Each staff member maintains accurate time records, and clients are billed based on actual time spent on their behalf. Clients are billed using the appropriate hourly rate multiplied by the actual hours worked. IDEAL does not work on a fixed price basis for consulting or implementation services. Whenever possible, we will provide a scope of work with an estimated number of hours. If during the course of the engagement, we determine circumstances are such that substantially greater work is required than originally estimated, we shall discuss it with you and gain your approval before proceeding.
FEE SCHEDULE:

Project Management	$175.00 / hour
Senior Financial Consultant	$165.00 / hour
Financial Consultant	$150.00 / hour
CRM Consultant	$150.00 / hour
Payroll/Human Resource Consultant	$150.00 / hour
IT Services Consultant	$150.00 / hour
Custom Programming / Report Writing Services	$150.00 / hour
•	Billable time worked on Saturday, Sunday or holidays will be at 150% of the above rates.
TRAVEL TIME:
If the client’s location is greater than 25 miles from IDEAL’s office (2803 W Busch Blvd, Tampa, FL 33618), all travel time is billable at 1/2 of the above rates. If the client location is less than 25 miles from IDEAL’s offices, travel time will not be charged. Mileage will be based on MapQuest. Client’s mileage is 18 miles from IDEAL’s office. If IDEAL relocates offices from current location, mileage will be recalculated and the client will be notified of the new mileage distance.
CANCELLATIONS:
If a client cancels a consulting date less than 48 hours from the date scheduled, and if Ideal cannot reschedule the consultant(s) to another client, the client shall be billed for four hours per consultant scheduled as a cancellation fee.
TELEPHONE CALLS:
Telephone calls are treated the same way as other time spent on a client’s behalf. Clients are billed using the appropriate hourly rate multiplied by the actual hours worked.
TRAVEL/OUT-OF-POCKET EXPENSES:
If the client’s location is greater than 25 miles, mileage to and from the client site is billed at the standard IRS rates. Out-of-pocket expenses are billed at actual cost incurred. Out-of-pocket expenses typically include, but are not limited to, airfare, automobile transportation, hotel accommodations, meals and parking expenses.
BILLING CYCLE / FINANCE CHARGES:
Services are billed no less frequently than semi-monthly. Terms are payable upon receipt. The Client’s balance for services delivered shall, in no event, be more than $10,000. Past due balances in excess of forty-five (45) days, shall accrue finance charges at the rate of 1.5% per month, or the highest rate permitted by law, and shall be reflected on Client’s monthly statement. IDEAL reserves the right to delay or suspend its services to Client in the event that Client has a past due balance with IDEAL or should the amount due for services be more than $10,000.

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Exhibit B
Software and Professional Services
Microsoft Great Plains
Ablest, Inc.
9/28/05

			Ext. Price	Sub
Great Plains	Software	Qty	Software	Total	Total
Financial Management
Business Intelligence Foundation Layer includes 1 Professional User, Report & System Manager, Analysis Cubes for Excel, Sarbanes-Oxley Accelerator, Key Performance Indicators, and Business Portal	3,500	1	3,500	3,500
19 Additional Users	2,000	19	38,000	38,000
170 Additional Business Portal Employee Users	40	170	6,800	6,800
General Ledger	2,000	1	2,000	2,000
Account Level Security	4,500	1	4,500	4,500
Bank Reconciliation	500	1	500	500
Electronic Bank Reconciliation	2,000	1	2,000	2,000

Payables Management	1,000	1	1,000	1,000
Safe Pay for Payables	1,000	1	1,000	1,000
Fixed Asset Management	4,000	1	4,000	4,000
		1

Financial Reporting and Analytics		1
FRx Professional Upgrade	9,000	1	9,000	9,000
(includes 4 Desinger Users, 10 FRx Webport Users,		1
8 FRx Drill Down Viewers, 2 FRx Report Launchers		1
FRx Currency Translator, and FRx Report		1
Server)		1
FRx WebPort License (additional block of 10 users)	1,000	6	6,000	6,000
		1

Human Resources, Payroll and Project		1
Payroll (250-500 employees)	4,000	1	4,000	4,000
Human Resources (250-500 employees)	7,000	1	7,000	7,000
Human Resources Self Service Suite	5,000	1	5,000	5,000
Project Accounting with Time and Expense	6,750	1	6,750	6,750

Customization and Integration
SmartList Builder	1,250	1	1,250	1,250
Great Plains Extender	1,750	1	1,750	1,750
eConnect Core	5,000	1	5,000	5,000
Modifier with VBA	5,000	1	5,000	5,000

		Sub-Total	114,050	114,050

Additional Modules
Integrity Data PTO Manager	6,000	1	6,000	6,000
Integrity Data Deductions in Arrears	2,000	1	2,000	2,000
Integrity Data PR to AP Integration	2,500	1	2,500	2,500
Mekorma MICR for AP and PR	4,500	1	4,500	4,500
Meit Solutions SOX Suite (Audit Trails and Enh. Sec)	8,350	1	8,350	8,350
	Sub-Total Additional Modules		15,000	23,350

Standard Plan B				28,513
Additional Modules Maintenance				6,270
Less Discount				(17,108)

Total Software Investment					$155,075

	Low	High	Low	High
Training & Implementation Costs	Hours	Hours	Hours	Hours	Average
Implementation Meeting & Analysis	32	60	$4,800	$9,000	$6,900
Installation	12	24	$1,800	$3,600	$2,700
Setup and Configuration	40	60	$6,000	$9,000	$7,500
Conference Room Pilot	120	160	$18,000	$24,000	$21,000
End User Training	75	100	$11,250	$15,000	$13,125
Custom Report Writing	40	60	$6,000	$9,000	$7,500
Customization and Integration	40	60	$6,000	$9,000	$7,500
Data Conversion	300	375	$45,000	$56,250	$50,625
Project Management and Documentation	75	135	$11,250	$20,250	$15,750

Training & Implementation Costs Total	734	1034	110,100	155,100	132,600
Notes
1.	This proposal is valid until September 30th, 2005.

2.	Any shipping charges will be billed at actual cost incurred.

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3.	State and applicable sales taxes have not been included in this proposal and will be invoiced in accordance with county and state sales tax rates.

4.	The Standard Plan B includes unlimited incidents with 1-hour guaranteed response time (through Microsoft Business Solutions), one Technet Plus server subscription, managed newsgroups, four online training subscription for the Foundation Library, the ability to initiate chat and screensharing with eSupport, and all the benefits of the Enhancement Program.

5.	The consulting time proposed is an estimate only. IDEAL bills for actual time expended on a time and material basis.

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